CERTIFICATE OF AMENDMENT

                                        OF

                          CERTIFICATE OF INCORPORATION

                                       ****

Science Dynamics Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

	FIRST:	That at a meeting of the Board of Directors of Science
Dynamics Corporation March 6, 1984, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

       RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " Fourth " so that, as amended said Article shall be and read as follows: "The total number of shares of Common Stock which the corporation shall have authority to issue is ten million (10,000,000) and the par of each such shares is One Cent ($.01) amounting in the aggregate to One Hundred Thousand Dollars ($100,000). No holder of any shares of Common Stock or any other class of stock of the corporation now or hereafter authorized shall have any pre-emptive right to subscribe for or otherwise acquire any of said shares of stock of the corporation."

       SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General
Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

        IN WITNESS WHEREOF, said Science Dynamics Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Lyndon A. Keele its President, and Larrick S. Stapleton, its Secretary, this 23rd day of May, 1984.



                                           By /s/ Lyndon A. Keele
                                              -------------------------
                                              President-Lyndon A. Keele


                                  Attest:

                                           By /s/ Larrick B. Stapelton
                                              -------------------------
                                              Secretary-Larrick B. Stapelton

(Corporate Seal)